UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2014

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway
New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

1.  Amended Senior Secured Asset-Based Revolving Credit Facility

On March 5, 2014, J. Crew Group, Inc. (the “Company”), Bank of America, N.A., as administrative agent and as collateral agent, and each lender party thereto entered into that certain Second Amendment to Credit Agreement (the “Second Amendment”), which modifies the Company’s $250 million, asset-based revolving credit facility (the “ABL Facility”).  The Second Amendment amends the ABL Facility to, among other things, permit the incurrence of incremental secured indebtedness under the Term Loan Facility described below and the redemption in full of the Company’s outstanding 8.125% Senior Notes due 2019 (the “Senior Notes”) pursuant to the Senior Notes Indenture, dated March 7, 2011, as supplemented (the “Senior Notes Indenture”).

The above summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.

2.  Amended and Restated Senior Secured Term Loan Facility

 On March 5, 2014, the Company entered into an amended and restated credit agreement (the “Restated Credit Agreement”) with certain lenders, Bank of America, N.A. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as administrative agent and as collateral agent, which (i) provides for a $1,567 million term loan facility (the “Term Loan Facility”) and (ii) amends various terms of the Company’s prior credit agreement, dated March 7, 2011, as amended (the “Prior Term Loan Facility”).  The proceeds of the Term Loan Facility were used to refinance in full an aggregate principal amount of $1,167 million in outstanding borrowings under the Prior Term Loan Facility, and, together with cash on hand, to satisfy and discharge the Company’s obligations under the Senior Notes Indenture as further described under Item 1.02 below.  The Restated Credit Agreement provides that the Company may request additional tranches of term loans in an aggregate amount not to exceed (x) $200 million or (y) an unlimited amount subject, in the case of this clause (y) only, to a pro forma total senior secured leverage ratio of less than or equal to 3.75 to 1.00.  Availability of such additional tranches of term loans is subject to the absence of any default, and among other things, the receipt of commitments by existing or additional financial institutions.

Commencing on July 31, 2014, the Company is required to make scheduled quarterly payments equal to 0.25% of the original $1,567 million principal amount of the term loans, with the balance due on March 5, 2021. The Company is able to voluntarily prepay outstanding loans under the Term Loan Facility, subject to customary “breakage” costs with respect to outstanding loans and if such prepayment is made prior to March 5, 2015 and is in connection with certain repricing transactions, also subject to a 1.00% prepayment premium.

The Restated Credit Agreement also modified certain covenant baskets and contains customary representations and warranties, affirmative covenants and provisions relating to events of default (including change of control and cross-default to material indebtedness). The obligations under the Term Loan Facility continue to be guaranteed and secured on the same basis as the obligations under the Prior Term Loan Facility.

The above summary of the Restated Credit Agreement and the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

On March 5, 2014, an irrevocable notice of redemption of the Senior Notes was delivered to the holders thereof, calling for redemption of the entire outstanding $400 million in aggregate principal amount of the Senior Notes on April 4, 2014 (the “Redemption Date”) pursuant to the terms of the Senior Notes Indenture.  The redemption price for the $400 million in aggregate principal amount of Senior Notes to be redeemed is equal to 104.063% of the principal amount of such Senior Notes, plus accrued and unpaid interest on the Senior Notes to, but not including, the Redemption Date, and totals $419,231,166.67 (the “Redemption Payment”).  Also on March 5, 2014, following the deposit by the Company with the trustee for the Senior Notes of the Redemption Payment, the Senior Notes Indenture was satisfied and discharged in accordance with its terms.  As a result of the satisfaction and discharge of the Senior Notes Indenture, the Company has been released from its obligations with respect to the Senior Notes Indenture and the Senior Notes, except with respect to those provisions of the Senior Notes Indenture that, by their terms, survive the satisfaction and discharge of the Senior Notes Indenture.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

(a) through (c)  Not applicable

(d)  Exhibits:

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Second Amendment to Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Bank of America, N.A., as administrative agent and collateral agent, and each lender party thereto.
10.2

Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., Bank of America, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: March 10, 2014	By:	/s/ Stuart C. Haselden
Stuart C. Haselden
Chief Financial Officer